SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C. 20549

                           FORM 8-K


                        CURRENT REPORT


Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)
                June 3, 1994



ST. JOSEPH LIGHT & POWER COMPANY
(Exact name of registrant as specified in its charter)



State of Missouri   1-3576           44-0419850
(State or other     (Commission      (I.R.S. Employer
jurisdiction of     File Number) Identification
incorporation or                     No.)
organization)

520 Francis Street, P. O. Box 998,
St. Joseph, Missouri   64502-0998
(Address of principal executive offices)




Registrant's telephone number, including area code
  (816) 233-8888




(Former name or former address, if changed since last report) Not applicable
               ST. JOSEPH LIGHT & POWER COMPANY



      ITEM 5.  OTHER EVENTS
              On June 3, 1994, the Missouri Public Service
              Commission (MPSC) approved a stipulated agreement which allows St. Joseph Light & Power Company (the Company) to increase annual electric revenues by $2.15 million, or 3.1 percent, effective June 15, 1994.

              The agreement requires the Company to recognize pension expense on an accrual basis in accordance with Statement of Financial Accounting Standards (SFAS)
              No. 87 for rate setting and financial reporting purposes. In response to the MPSC Order, the Company will record a one-time adjustment reducing pension expense by approximately $5.6 million, thus eliminating a regulatory liability for pension credits established as a result of the 1993 MPSC rate order. This adjustment will increase the second quarter 1994 earnings (net of tax) by approximately $3.5 million.

              The stipulated agreement also provides that other post-employment benefits (OPEB) will now be recognized on an accrual basis for rate setting purposes, in accordance with SFAS No. 106. OPEB costs had previously been recognized in rates on a pay-as-you-go basis.











      ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
          (C.)     Exhibits
               99  News release date June 3, 1994.

               ST. JOSEPH LIGHT & POWER COMPANY

                          SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. JOSEPH LIGHT & POWER COMPANY
(Registrant)



L. J. Stoll
Vice President-Finance, Treasurer
and Assistant Secretary
(Duly Authorized Officer)

Dated June 9, 1994








Exhibit 99


St. Joseph Light and Power Company
520 Francis Street
Post Office Box 998
St. Joseph, MO  64502-0998

News Release
For immediate release June 3, 1994
The Missouri Public Service Commission (PSC) today approved a stipulated agreement among the parties involved in the request by St. Joseph Light & Power Co. to increase electric prices.

Parties to the agreement are the company, the PSC staff, the Office of Public Counsel, the city of Maryville and a group of business intervenors.

"Under the agreement, Light & Power would increase annual electric revenues by $2.15 million, or 3.1 percent," Jerry Musil, manager, Public Affairs for the company, said. In November 1993, the company had requested a $5.5 million, or 7.9 percent increase.


"With this change, the bill of a residential general-use electric customer using 650 kilowatt-hours of electricity a month will increase $1.48, to $45.76 a month," he said.

A typical customer who heats and cools with electricity uses an average of 25,700 kilowatt-hours annually. The bill for these customers will increase $3.42 a month to about $90.

The changes will be effective with electric usage on and after June 15.

This is the first general electric price increase for the company since 1981. Since that time, there have been three price reductions.

Even with this increase, Light & Power's prices are among the lowest in Missouri, the region and the country. "For a customer who heats and cools with electricity," Musil said, "Light and Power's prices are about 30 percent lower than the average price of other regional investor-owned utilities.

"Increasing fuel costs, income taxes and the loss of two large industrial customers were instrumental in our request to increase electric prices."

Company President Terry F. Steinbecker noted the additional revenue would allow the company to continue providing quality service at still very reasonable prices.

"Competitive prices are essential in the future for electric utilities, and the agreement means the company can continue providing excellent service while meeting its increased costs," he said.

Light and Power serves more than 60,000 electric customers in 10 northwest Missouri counties.

Contact:  Jerry Musil
 816-387-6236 (office)
 816-233-5980 (home)